Exhibit 99.6

Guardian 8 Hires Rojas for Customer Expertise

SCOTTSDALE, AZ -- (Marketwire) -- 10/09/12 -- Guardian 8 Corporation, a wholly owned operating subsidiary of Guardian 8 Holdings (OTCQB: GRDH), announced today that the company has hired Jose Rojas, former VP of Customer Service at TASER® International, to lead the Customer Support department at Guardian 8 and provide assistance in the company's international sales efforts. Rojas began his engagement at Guardian 8 on October 1, 2012.

Guardian 8 CEO Steve Cochennet commented, "Adding Jose to our core team is an important step in delivering on our promise to our customers and ensuring that our professional grade product is properly supported. We're delighted to have him join us." Guardian 8 has developed a tremendous customer demand for evaluation units and Rojas' experience in supporting a product launch is anticipated to be a central role for him at the company.

Guardian 8 is developing a product which emphasizes a 'layered defense' approach to personal protection. The Pro V2 unit is specialized for professional security and a consumer model is anticipated to be released in 2014.

Product Page: http://guardian8.com/product/

Company LinkedIn page: http://www.linkedin.com/company/2298044?trk=tyah

About Guardian 8 Holdings

Guardian 8 Holdings, through its wholly owned operating subsidiary, Guardian 8 Corporation, is the developer and manufacturer of the G8 Pro V2, a unique and innovative product which combines eight non-lethal technologies designed to prevent and protect an individual from aggressors and assailants, while notifying law enforcement or others of the situation. The small, easy to use hand-held unit integrates an alerting siren, LED strobe light, laser spotter, camera, microphone, emergency notification, and pepper spray. The company plans to market their personal defense solution to professional security organizations, as well as individuals and families. To learn more about the company and its device, visit www.Guardian8.com

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: any implied or perceived benefits resulting from the hiring of Mr. Rojas; Mr. Rojas' experience; Guardian 8's and its subsidiaries business prospects; the ability of Guardian 8 to execute its business plan; benefits of the G8 Pro V2 device; any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Guardian 8 makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. Guardian 8 undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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